Exhibit 10.05
CADENCE DESIGN SYSTEMS, INC.
EMPLOYMENT AGREEMENT
WITH MICHAEL J. FISTER
     THIS AGREEMENT (this “Agreement”) dated July 29, 2008 (the “Effective Date”), between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the “Company”), and Michael J. Fister (“Executive”) supercedes any previous employment agreement between the parties.
     WHEREAS, the Company is engaged in the electronic design automation software business; and
     WHEREAS, the Company desires to obtain the continued services of Executive as President and Chief Executive Officer, and Executive desires to continue to perform such services for the Company, on the terms and conditions as set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:
1. TERM AND DUTIES.
     1.1 EFFECTIVE DATE. The Company hereby continues to employ Executive and Executive hereby accepts continued employment pursuant to the terms and provisions of this Agreement as of the Effective Date. Executive shall continue to be employed on an at will basis, meaning that either Executive or the Company may terminate Executive’s employment at any time, with or without Cause (as defined in Section 4.2 hereof), in the manner specified herein.
     1.2 SERVICES.
          (a) Executive shall have the title President and Chief Executive Officer (“CEO”). Executive’s duties will be assigned to Executive from time to time by the Board of Directors of the Company (the “Board”). Executive shall report directly to the Board.
          (b) During his employment with the Company as CEO, the Company shall recommend Executive’s membership on the Board to the Board’s Corporate Governance and Nominating Committee.
          (c) Executive shall be required to comply with all applicable company policies and procedures, as such shall be adopted, modified or otherwise established by the Company from time to time.
     1.3 NO CONFLICTING SERVICES. During his employment with the Company, Executive agrees to devote his productive time and best efforts to the performance of Executive’s duties hereunder. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company as CEO pursuant to the terms of this Agreement, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of, or otherwise participate or engage in any other business except as expressly authorized under the Company’s Code of Business Conduct. Nothing herein contained shall be deemed to preclude Executive from having outside personal investments and involvement with appropriate community activities, or from devoting a reasonable amount of time to such matters, provided that they shall in no manner interfere with or derogate from Executive’s work for the Company and that they comply with the Company’s Code of Business Conduct.
     1.4 OFFICE. The Company shall maintain an office for Executive at the Company’s corporate headquarters, which currently are located in San Jose, California.
2. COMPENSATION.
     The Company shall pay to Executive, and Executive shall accept as full consideration for his services hereunder, compensation consisting of the following:
     2.1 BASE SALARY. As of the Effective Date, the Company shall pay Executive a base salary of One Million Dollars ($1,000,000) per year (“Base Salary”), payable in installments in accordance with the Company’s customary payroll practices, less such deductions and withholdings required by law or authorized by Executive. The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the amount of the Base Salary from time to time, but no less frequently than annually. Any increase approved during the first four (4) months of the Company’s fiscal year shall become retroactively effective as of the beginning of such fiscal year, and any increase approved thereafter shall become effective on the date determined by the Board or the Compensation Committee, as appropriate.
     2.2 BONUS. Executive shall participate in the Company’s Senior Executive Bonus Plan or its successor (the “Bonus Plan”) at an annual target bonus of one hundred percent (100%) of Executive’s Base Salary (the “Target Bonus”) for the Company’s fiscal year with respect to which such bonus shall be determined pursuant to the terms of such Bonus Plan (the criteria for earning a bonus thereunder are set annually by the Compensation Committee). The Board or the Compensation Committee shall review the amount of the Target Bonus from time to time, but no less frequently than annually. The Board or the Compensation Committee may choose, in its sole discretion, to approve a bonus payment in excess of 100% of Executive’s Base Salary for any fiscal year.
     2.3 EQUITY GRANTS. Executive shall be eligible to receive grants of either restricted stock or stock options, or both, as the Compensation Committee may determine from time to time. All stock options shall be granted at not less than one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant. Any awards shall vest in accordance with the Company’s vesting policy for additional grants to executive officers of the Company in effect on the date of the grant by the Compensation Committee, and shall contain such other terms and conditions as shall be set forth in the agreement documenting the grant.
     2.4 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation, limited liability company, partnership, joint venture or other entity which is at least fifty percent (50%) or more owned by the Company or controlled by the Company in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in and subject to the terms of the form of Indemnity Agreement attached hereto as Exhibit A.
3. EXPENSES AND BENEFITS.
     3.1 REASONABLE AND NECESSARY BUSINESS EXPENSES. In addition to the compensation provided for in Section 2 hereof, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive’s duties hereunder. Executive shall first account for such expenses by submitting a statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the Company’s Chief Financial Officer, and/or its General Counsel, and the Board.
     3.2 BENEFITS. During Executive’s full-time employment with the Company, pursuant to this Agreement:
          (a) Executive shall be eligible to participate in the Company’s standard U.S. health insurance, life insurance and disability insurance plans, as such plans may be modified from time to time;
          (b) Executive shall be eligible to participate in the Company’s qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be modified from time to time; and
          (c) Executive shall be eligible to participate in any other benefit plan or arrangement implemented for other executive officers of the Company for which he satisfies the same eligibility requirements applicable to those executive officers.
     3.3 SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any company benefit, program, practice, arrangement, or any term of this Agreement would or might otherwise result in the Company’s extension of a credit arrangement to Executive not permissible under the Sarbanes-Oxley Act of 2002 (a “Loan”), the Company will use reasonable efforts to provide Executive with a substitute for such Loan, which is lawful and of at least equal value.
4. TERMINATION OF EMPLOYMENT.
     4.1 GENERAL. Executive’s employment by the Company as CEO under this Agreement shall terminate immediately upon delivery to Executive of written notice of termination by the Company, upon the Company’s receipt of written notice of termination by Executive at least thirty (30) days before the specified effective date of such termination, or upon Executive’s death or Permanent Disability (as defined in Section 4.4 hereof); provided, however, that only five (5) business days’ written notice, but subject to any cure provision, shall be required under this Section 4.1 in connection with Executive’s voluntary termination of his employment in connection with a Constructive Termination (as defined in Section 4.3 hereof). In the event of such termination, except where Executive is terminated for Cause (as defined in Section 4.2 hereof) or as the result of a Permanent Disability or death, or where Executive voluntarily terminates his employment for any reason other than in connection with a Constructive Termination, and upon execution by Executive at or about the effective date of such termination of the Executive Transition and Release Agreement, in the form attached hereto as Exhibit B (the “Transition Agreement”), the Company shall provide Executive with the benefits set forth in the Transition Agreement.
     4.2 DEFINITION OF CAUSE. For purposes of this Agreement, “Cause” shall be limited to (1) Executive’s gross misconduct or fraud in the performance of his services hereunder; (2) Executive’s conviction or guilty plea or plea of nolo contendere with respect to any felony other than vicarious liability solely as a result of his position as Chief Executive Officer; (3) Executive’s engaging in any material act of theft or other material misappropriation of company property in connection with his employment; (4) Executive’s material breach of this Agreement after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) Executive’s material breach of the Proprietary Information Agreement (as defined in Section 8 hereof) after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (6) Executive’s material failure/refusal to perform his assigned duties after written notice delivered to Executive identifying such failure/refusal and his failure to cure such failure/refusal, if curable, within thirty (30) days following delivery of such notice; or (7) Executive’s material breach of the Company’s Code of Business Conduct as such code may be revised from time to time after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice. In no event may the Company terminate Executive’s employment for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was culpable for the conduct constituting “Cause” and specifying the particulars thereof.
     4.3 CONSTRUCTIVE TERMINATION. Notwithstanding anything in this Section 4 to the contrary, Executive may voluntarily end his employment as CEO and President of the Company in the event one or more of the circumstances or events of “Constructive Termination” set forth below occurs, provided that he shall provide five (5) days’ written notice to the Company, subject to any cure provisions set forth below, of the circumstance(s) or event(s), delivered upon or within ninety (90) days following the occurrence of the event or circumstance constituting a Constructive Termination. Upon a Constructive Termination, he will be eligible for the benefits set forth in the Transition Agreement in exchange for executing and delivering that agreement in accordance with Section 9.3 hereof. For purposes of this Agreement, “Constructive Termination” shall mean:
          (a) a material adverse change, without Executive’s written consent, in Executive’s authority, duties, title or reporting relationship to the Board causing Executive’s position to be of materially less stature or responsibility, after written notice delivered to the Company of such change and the Company’s failure to cure such change, if curable, within thirty (30) days following delivery of such notice; provided, however, that such a material adverse change shall not be deemed to occur if Executive continues to serve as the Chief Executive Officer of the Company or its successor entity, regardless of whether the Company or its successor entity is a publicly traded company;
          (b) a reduction, without Executive’s written consent, in Executive’s Base Salary in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive’s stated Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future) under the Bonus Plan;
          (c) a relocation of Executive’s principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;
          (d) any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company’s failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or
          (e) any failure by the Company to obtain the assumption of this Agreement by any successor to the Company.
     In the event of an event or circumstance constituting Constructive Termination, the Company may notify Executive at any time prior to expiration of the cure period that it will not cure the circumstance, in which case the cure period shall end immediately upon such notification.
     4.4 PERMANENT DISABILITY. For purposes of this Agreement, “Permanent Disability” shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months and renders Executive unable to perform effectively all of the material and substantial duties of President and Chief Executive Officer pursuant to this Agreement.
     4.5 CHANGE IN CONTROL.
          (a) Should there occur a Change in Control (as defined below) and if within three (3) months prior to or thirteen (13) months following the Change in Control either (i) Executive’s employment under this Agreement is terminated without Cause or (ii) Executive terminates his employment pursuant to this Agreement as a result of an event constituting a Constructive Termination, then, in exchange for executing and delivering the Transition Agreement, Executive shall be entitled to all of the benefits set forth therein, except that (1) the amount of the payment described in paragraph 5(a)(i) of the Transition Agreement shall equal three hundred seventy five percent (375%) of Executive’s Base Salary at the highest level in effect at any time during the term of this Agreement (the “Highest Base Salary”), in lieu of the amount described in paragraph 5(a)(i) of the form of Transition Agreement attached hereto, (2) the amount of the payments described in paragraph 5(a)(ii) of the Transition Agreement shall equal) one hundred twenty five percent (125%) of Executive’s Highest Base Salary, in lieu of the amount described in paragraph 5(a)(ii) of the form of Transition Agreement attached hereto; and (3) in lieu of the acceleration described in paragraph 4(b) of the form of Transition Agreement attached hereto, all unvested equity compensation awards (including stock options, restricted stock and restricted stock units) that are outstanding and held by Executive on the Transition Commencement Date shall immediately vest and become exercisable in full on the Transition Commencement Date; provided, that, if Executive’s termination of employment without Cause or by reason of Constructive Termination occurs within three months prior to a Change in Control, any unvested equity compensation awards that do not vest on the Transition Commencement Date shall vest in full immediately prior to the effective time of the Change in Control. Any acceleration of vesting pursuant to this Section 4.5(a) shall have no effect on any other provisions of the equity compensation awards or the plans governing such awards.
          (b) For purposes of this Section 4.5, a Change in Control shall be deemed to have occurred if:
(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities or any “person” acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of securities of the Company representing thirty percent (30%) or more of the total voting power; or

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iv)	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
4.6	TERMINATION FOR CAUSE, VOLUNTARY TERMINATION, OR TERMINATION ON ACCOUNT OF DEATH OR PERMANENT DISABILITY.
          (a) In the event Executive’s employment is terminated for Cause or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, then Executive will be paid only (i) any earned but unpaid Base Salary and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 hereof, and (ii) other unpaid vested amounts or benefits under the Company compensation, incentive and benefit plans in which Executive participates, in each case under this clause (ii) as of the effective date of such termination; and
          (b) In the event Executive’s employment is terminated on account of death or Permanent Disability, then, in addition to all amounts payable pursuant to Section 4.6(a), upon execution by Executive or Executive’s representative or a representative of Executive’s estate, as soon as reasonably practicable but in no event later than one hundred eighty (180) days following the date of Executive’s termination of employment, of the Release Agreement, in the form attached hereto as Exhibit C, and such Release Agreement becoming effective, the Company shall provide Executive or his estate, as the case may be, the following benefits to which Executive would not otherwise be entitled: (i) all unvested equity compensation awards (including stock options, restricted stock and restricted stock units) outstanding and held by Executive on the date of his termination that would have vested over the twelve (12) months following the date of termination had Executive continued in employment under his Employment Agreement during that period shall immediately vest and become exercisable in full on the date of such termination, such equity compensation awards and all previously vested equity, compensation awards shall remain exercisable for twenty-four (24) months from the date of such termination (but not later than the expiration of the term of the applicable equity compensation award), and there shall be no further vesting of any equity compensation awards thereafter; provided that this acceleration will have no effect on any other provisions of the equity compensation awards; and (ii) solely in the event of termination on account of Permanent Disability, if Executive elects to continue coverage under Cadence’s medical, dental and vision insurance plans pursuant to COBRA, Cadence will pay Executive’s COBRA premiums for twelve (12) months following such termination. In the event that Executive performs full-time or part-time employment or consulting services during the 12-month period following his termination on account of Permanent Disability without the written consent of the Company, then all equity compensation awards the vesting of which had been accelerated pursuant to the preceding sentence shall be forfeited and Executive shall return to the Company all stock obtained or on which restrictions terminated upon such vesting and the proceeds from the sale of any such stock, and all stock, net of exercise price, obtained upon the exercise of options that vested pursuant to the preceding sentence and the proceeds, net of exercise price, from the sale of any such stock.
          (c) In the event Executive’s employment is terminated for Cause, or on account of death or Permanent Disability, or Executive voluntarily terminates his employment with the Company other than in connection with a Constructive Termination, Executive shall not become a party to the Transition Agreement and shall not be bound by any of the terms and provisions thereof.
5. EXCISE TAX.
     In the event that any benefits payable to Executive pursuant to the Transition Agreement or this Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, Executive’s Termination Benefits shall be reduced in the order specified in the letter agreement attached to this Agreement as Exhibit D. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5 The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
     If, notwithstanding any reduction described in this Section 5, the Internal Revenue Service (the “IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of any Termination Benefits, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Termination Benefits equal to the “Repayment Amount.” The Repayment Amount with respect to the Termination Benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Termination Benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in

Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax and shall not be obligated to surrender any Termination Benefits.
     Notwithstanding any other provision of this Section 5, if (1) there is a reduction in the payment of Termination Benefits as described in this Section 5, (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s Termination Benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those Termination Benefits which were reduced pursuant to this Section 5 in the reverse order of the reduction set forth in Exhibit D as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of Termination Benefits are maximized.
6. DISPUTE RESOLUTION.
          (a) Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement (as opposed to the Transition Agreement), except those arising under Sections 6(d) and 9.10 hereof or under the Proprietary Information Agreement (as defined in Section 8 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive’s employment by the Company as CEO or the termination of Executive’s employment as CEO or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 6 does not purport to limit either party’s ability to recover any remedies provided for by statute, including attorneys’ fees.
          (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will he determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.
          (c) The Company shall be responsible for payment of the arbitrator’s fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys’ fees and costs (including expert fees and costs), except as provided in Section 9.14 hereof.
          (d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof). In the event of any such breach or threatened breach, the Company may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof) and requiring Executive to comply with the terms of those agreements.
7. COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD.
     Following the termination of his full-time employment for any reason (other than death), Executive shall cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Such cooperation shall be provided by Executive at mutually convenient times. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice and the Company’s written obligation to reimburse Executive for all reasonable and documented expenses incurred in connection therewith. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the time of the termination of his full-time employment, except to the extent that the Company determines that retention of any of such property is necessary, desirable or convenient in order to permit Executive to satisfy his obligations under this Section 7 or under the Transition Agreement. after which time Executive shall promptly return all such retained company property.
8. PROPRIETARY INFORMATION AGREEMENT.
     The Executive’s Employee Proprietary Information and Inventions Agreement was executed on May 12, 2004 in the form attached hereto as Exhibit D (the “Proprietary Information Agreement”).

9. GENERAL.
     9.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     9.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.
     9.3 NOTICES. All notices and other communications required or permitted to be given under this Agreement must be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the General Counsel at the Company’s principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company’s corporate records or at any other address that Executive may specify by notice to the Company, or (c) three (3) days after depositing such notice in the U.S. Mail as described in clause (b) of this paragraph, or (d) upon delivery by email, if addressed to the Company to generalcounsel@cadence.com and if addressed to Executive to such email address as Executive may specify by notice to the Company.
     9.4 COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitute one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.
     9.5 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, any existing equity compensation award agreements between the parties, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated herein by reference) constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, agreements, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof; provided, however, that the Proprietary Information Agreement, and Executive’s agreement, made prior to the Effective Date of this Agreement, to abide by the Company’s policies, including but not limited to the Company’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, as amended from time to time, remain in full force and effect and govern Executive’s conduct from the date of execution of such agreements until the Effective Date of this Agreement.
     9.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

     9.7 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, to his estate or designated beneficiary, or as otherwise agreed to by the Company.
     9.8 AMENDMENTS. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the Chairman of the Board and/or the General Counsel of the Company; provided however that any amendment to this Agreement or the Transition Agreement that constitutes a subsequent deferral of deferred compensation under Section 409A (as defined below) shall be done in a manner that conforms with the requirements of such statute, and payment of amounts constituting deferred compensation payable hereunder or under the Transition Agreement may be accelerated only in accordance with Treas. Reg §1.409A-3(j)(4).
     9.9 TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement shall terminate upon the termination of Executive’s full-time employment for any reason; provided, however, that the following provisions of this Agreement shall survive its termination: the Company’s and Executive’s obligations under Section 7 hereof; the Company’s obligations to provide compensation earned through the termination of the employment relationship, plus all reimbursements to which Executive is entitled, under Sections 2 and 3 hereof; the Company’s and Executive’s obligations under Section 5 hereof; the Company’s and Executive’s obligations enumerated in Section 4 hereof and in the Transition Agreement, if applicable; the Company’s obligation to indemnify Executive pursuant to Section 2.4 hereof and the referenced Indemnity Agreement; the dispute resolution provisions of Section 6 hereof; and, to the extent applicable, this Section 9.
     9.10 FORMER EMPLOYERS. Executive represents and warrants to the Company that he is not subject to any employment, confidentiality or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would he violated if he did so. Without the Company’s prior written approval, Executive will not:
(a)	disclose any proprietary information belonging to a former employer or other entity without its written permission;

(b)	contact any former employer’s customers or employees to solicit their business or employment on behalf of the Company in violation of Executive’s existing obligations to his former employer; or

(c)	distribute announcements about or otherwise publicize Executive’s employment with the Company.
     Executive shall indemnify and hold the Company harmless from any liabilities, including reasonable defense costs, it may incur because he is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive’s entering into this Agreement or rendering services pursuant to it.
     9.11 DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If Executive has not already done so, he will timely file all documents required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the Company of any type.
     9.12 HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.
     9.13 REIMBURSEMENT OF EXECUTIVE’S ATTORNEYS’ FEES. The Company shall reimburse, as promptly as practicable after its receipt of documentation therefor, all of Executive’s reasonable and documented attorneys’ fees and expenses in connection with the negotiation, and execution and delivery of, this Agreement and the exhibits attached hereto.
     9.14 ATTORNEYS’ FEES. In the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive’s employment by the Company as CEO or the termination of Executive’s employment as CEO or this Agreement, the prevailing party on the preponderance of issues resolved in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys’ fees (excluding expert fees and costs).
     9.15 TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     9.16 TAX MATTERS. Notwithstanding anything in this Agreement or the Transition Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) at the time of Executive’s “separation from service” (as defined under Section 409A) that is not as a result of his death, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then no portion of the Deferred Compensation Separation Benefits may be made within the first six (6) months following Executive’s separation from service. All Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation of service but prior to the six (6) month anniversary of the date thereof, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Each payment of Deferred Compensation Separation Benefits that is scheduled to be made on a different date hereunder or under the Transition Agreement is designed as a separate payment and will not collectively he treated as a single payment.
     IN WITNESS WHEREOF, the parties have executed this Agreement on this 29th day of July, 2008.

CADENCE DESIGN SYSTEMS, INC.		EXECUTIVE

By:	/s/ James J. Cowie	/s/ Michael J. Fister

	James J. Cowie	Michael J. Fister
Sr. VP & General Counsel

EXHIBIT A
INDEMNITY AGREEMENT

INDEMNITY AGREEMENT
     This Indemnity Agreement (this “Agreement”), dated as of July 29, 2008, is made by and between Cadence Design Systems, Inc., a Delaware corporation (the “Company”), and Michael J. Fister, President and Chief Executive Officer of the Company (the “Indemnitee”).
RECITALS
     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations;
     B. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;
     C. The Company believes that its directors and officers and the directors and officers of its subsidiaries should be able to serve as such, and in such other capacities as the Company may request, as the case may be, free from undue concern about the risk of large judgments and other expenses that may be incurred as a result of the good faith performance of their duties to the Company or its subsidiaries;
     D. The Company recognizes that the long period of time that may elapse before the trial or other disposition of legal proceedings may extend beyond the normal time for retirement for such director or officer, with the result that the Indemnitee, after retirement or in the event of the lndemnitee’s death, the Indemnitee’s spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such director or officer from serving in that position;
     E. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as directors and certain officers of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary, and in the best interests of the Company and its stockholders, for the Company to contractually indemnify such individuals, and to assume for itself maximum liability for claims against such persons in connection with their service;
     F. The Company desires and has requested the Indemnitee to serve or continue to serve as a director and/or an officer of the Company and/or the subsidiaries of the Company, free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company; and
     G. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company provided that the Indemnitee is furnished the indemnity provided for herein.

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AGREEMENT
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Definitions.
          (a) Change in Control. For purposes of this Agreement, a “change in control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.
          (b) Covered Person. For purposes of this Agreement, a “covered person” shall include the Indemnitee and any heir, executor, administrator or other legal representative of the Indemnitee following the Indemnitee’s death or incapacity.
          (c) Disinterested Directors. For purposes of this Agreement, “disinterested directors” mean any director of the Company who is not or was not a party to the proceeding in respect of which indemnification is being sought by a covered person.
          (d) Expenses. For purposes of this Agreement, “expenses” include all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by a covered person in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement under this Agreement, Section 145 of the Delaware General Corporation Law or otherwise.

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          (e) Independent Legal Counsel. For purposes of this Agreement, “independent legal counsel” means a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent (i) the Company or a covered person in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification or advancement hereunder. “Independent legal counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the covered person in an action to determine such covered person’s right to indemnification or advancement under this Agreement.
          (F) Proceeding. For purposes of this Agreement, “proceeding” means any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative, legislative, investigative or of any other type whatsoever, and including any of the foregoing commenced by or on behalf of the Company, derivatively or otherwise.
          (g) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, and one or more other subsidiaries, or by one or more other subsidiaries.
     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve the Company and/or its subsidiaries in the Indemnitee’s present capacity, so long as the Indemnitee is duly appointed or elected or until such time as the Indemnitee tenders a written resignation; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment or other form of service for the Company or its subsidiaries by Indemnitee.
     3. Maintenance of Liability Insurance.
          (a) The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an officer or director of the Company or any of its subsidiaries, and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of such service, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.
          (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.
     4. Mandatory Indemnification.
          (a) Right to Indemnification. In the event a covered person was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the Company (including

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any subsidiary or affiliate thereof or any constituent corporation or any of the foregoing absorbed in any merger) or is or was serving at the request of the Company (including such subsidiary, affiliate or constituent corporation) as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, such person shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law and the Company’s Bylaws, against all expenses, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, forfeitures, ERISA excise and other taxes and penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue after the Indemnitee has ceased to serve in such capacity and shall inure to the benefit of the Indemnitee’s heirs, executors, administrators and other legal representatives; provided, however, that except for a proceeding pursuant to Section 7, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.
          (b) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a covered person for expenses or liabilities of any type whatsoever (including, but not limited to, attorneys’ fees, judgments, fines, forfeitures, ERISA excise and other taxes and penalties, and amounts paid or to be paid in settlement) which have been paid directly to such person or a third party on the covered person’s behalf by D&O Insurance.
          (c) Partial Indemnification; Successful Defense. If a covered person is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, attorneys’ fees, judgments, fines, forfeitures, ERISA excise and other taxes and penalties, and amounts paid or to be paid in settlement) incurred by the covered person in the investigation, defense, settlement or appeal of a proceeding, but not entitled, however, to indemnification for the total amount thereof, the Company shall nevertheless indemnify such person for such total amount. except as to the portion thereof to which the covered person is not entitled by applicable law, the Company’s Bylaws or this Agreement. Notwithstanding any other provision of this Agreement, to the extent that a covered person has been successful, on the merits or otherwise, in whole or in part, in the defense of a proceeding, or in the defense of any claim, issue or matter therein, including, without limitation, the dismissal of any action without prejudice, the covered person shall be indemnified against the total amount of any expenses actually and reasonably incurred or suffered by such person in connection therewith.
     5. Mandatory Advancement of Expenses. The Company shall pay all expenses incurred by a covered person in advance of the final disposition of a proceeding as they are incurred; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred in advance of the final disposition of such proceeding shall he made only upon delivery to the Company of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it should be determined ultimately, after a final adjudication (including all appeals), that such person is not entitled to the payment of such expenses by the Company.

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     6. Notice and Procedures for Obtaining Indemnification and Advancement.
          (a) Promptly after receipt by a covered person of notice of the commencement of or the threat of commencement of any proceeding, such person shall, if such person believes that indemnification or advancement with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof; provided, however, that the failure to notify the Company shall not relieve the Company of any liability it may have to such covered person under this Agreement.
          (b) Upon written request by a covered person for indemnification pursuant to Section 4(a), the entitlement of such covered person to indemnification, to the extent not provided pursuant to the terms of this Agreement, shall be determined and such indemnification shall be paid in full within sixty (60) days after a written request for indemnification has been received by the Company. Such request shall include documentation or information which is necessary for such determination and which is reasonably available to the covered person. Upon making a request for indemnification, a covered person shall be presumed to be entitled to indemnification hereunder and the Company shall have the burden of proving that the covered person is not entitled to be indemnified. If the person or persons empowered to make such determination pursuant to Section 6(c) fail to make the requested determination with respect to indemnification within sixty (60) days after a written request for indemnification has been received by the Company, a requisite determination of entitlement to indemnification shall be deemed to have been made and the covered person shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification.
          (c) The determination of entitlement to indemnification pursuant to Section 6(b) shall be made by the following person or persons who shall be empowered to make such determination: (i) the Board, by a majority vote of disinterested directors, whether or not such majority constitutes a quorum; (ii) a committee of disinterested directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, a copy of which shall be delivered to the covered person; or (iv) the stockholders of the Company. If a change in control has occurred and results in individuals who were directors prior to the circumstances giving rise to the change in control ceasing for any reason to constitute a majority of the Board, such determination shall be made by independent legal counsel of a reputable national law firm in a written opinion, and such independent counsel shall render its written opinion to the Company and to the covered person. The Company agrees to pay the reasonable fees of such independent legal counsel and to indemnify fully such independent legal counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of such independent legal counsel pursuant hereto. The independent legal counsel shall be selected by the Board and approved by the covered person; provided, however, that if a change in control has occurred, such independent legal counsel shall be selected by the covered person and approved by the Company (such approval not to be unreasonably withheld or delayed).
          (d) Expenses incurred by a covered person in advance of the final disposition of a proceeding shall be paid by the Company at the request of the covered person, each such

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payment of expenses to be made within twenty (20) days after a written request for such payment has been received by the Company. Such request shall reasonably evidence the expenses incurred by the covered person and, to the extent required pursuant to Section 5, shall include or be accompanied by an undertaking by or on behalf of such covered person, to repay all amounts so advanced if it should be determined ultimately, after a final adjudication (including all appeals), that such person is not entitled to the payment of such expenses by the Company.
          (e) Any expenses incurred by a covered person in connection with a request for indemnification or advancement of expenses hereunder, under any other agreement, any provision of the Company’s Bylaws or any D&O insurance, shall be borne by the Company.
          (f) If, at the time of the receipt of a notice of the commencement of a proceeding, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the covered person, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
          (g) In the event the Company shall be obligated to advance the expenses for any proceeding against the covered person, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the covered person (such approval not to be unreasonably withheld or delayed), upon the delivery to the covered person of written notice of its election so to do. After delivery of such notice, approval of such counsel by the covered person and the retention of such counsel by the Company, the Company shall not be liable to the covered person under this Agreement for any fees of counsel subsequently incurred by the covered person with respect to the same proceeding, provided that (i) the covered person shall have the right to employ separate counsel in any such proceeding at the covered person’s expense; and (ii) if (A) the employment of counsel by the covered person has been previously authorized by the Company, (B) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, or (C) it is determined by legal counsel for the Company and the covered person that a conflict of interest exists requiring the covered person to retain separate counsel, the fees and expenses of the covered person’s counsel shall be at the expense of the Company. If the Company has assumed the defense of a proceeding, the Company shall not be liable to indemnify a covered person under this Agreement for any amounts paid in settlement of any proceeding effected without the Company’s written consent; provided, however, that if a change in control has occurred, the Company shall be liable for indemnification for amounts paid in settlement if independent legal counsel has approved the settlement. The Company shall not settle any proceeding in any manner that would impose any penalty or limitation on, or disclosure obligation with respect to, a covered person without the covered person’s written consent. Neither the Company nor a covered person shall unreasonably withhold or delay its consent to any proposed settlement.
     7. Right of Covered Person to Bring Suit. If (a) indemnification is not paid in full by the Company within sixty (60) days after a written request for indemnification has been received by the Company pursuant to Section 6(b); (b) a determination is made pursuant to Section 6(c) that a covered person is not entitled to indemnification; or (c) a written request for an advancement of expenses is not paid in full by the Company within twenty (20) days after a

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written request for such payment has been received by the Company pursuant to Section 6(d), the covered person may at any time thereafter bring suit against the Company to recover the unpaid amount of any claim for indemnification or advancement. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the covered person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a covered person to enforce a right to indemnification hereunder (but not in a suit brought by a covered person to enforce a right to an advancement of expenses) it shall be a defense that indemnification is not permitted by applicable law. Further, in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication (including all appeals) by asserting that indemnification is not permitted by applicable law. Neither the failure of the Company (including the Board, a committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the covered person is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including the Board, a committee thereof, independent legal counsel or its stockholders) that the Indemnitee has not met the applicable standard of conduct, shall create a presumption that the covered person is not entitled to indemnification or, in the case of such a suit brought by a covered person, be a defense to such suit. If a determination is made or deemed to have been made pursuant to the terms of Section 6 that a covered person is entitled to indemnification, the Company shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. In any suit brought by a covered person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the covered person is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.
     8. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any of its subsidiaries against the Indemnitee, the Indemnitee’s spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (a) the date the Company or any subsidiary of the Company discovers such facts, or (b) the date the Company or any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 8 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company or any of its subsidiaries has no actual knowledge apart from the Indemnitee’s knowledge.
     9. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the

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Indemnitee or any covered person may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s disinterested directors or stockholders, other agreements, or otherwise, both as to acts or omissions in the Indemnitee’s official capacity and to acts or omissions in another capacity while occupying the Indemnitee’s position as an officer, director or employee of the Company and/or its subsidiaries, and the Indemnitee’s right hereunder shall continue after the Indemnitee has ceased to serve the Company or any of its subsidiaries and shall inure to the benefit of any heir, executor, administrator or other legal representative of the Indemnitee. Notwithstanding the foregoing, this Agreement shall supersede and replace any prior indemnification agreements entered into between the Company and the Indemnitee, and any such prior agreements shall be terminated upon execution of this Agreement.
     10. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement to the Indemnitee to the fullest extent now or hereafter permitted by law.
     11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to Section 10 hereof.
     12. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.
     13. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.
     14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) upon receipt, if delivered by hand, or (b) on the third business day after the mailing date, if mailed by certified or registered mail with postage prepaid. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.
     15. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

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     16. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.
[Remainder of Page Left Intentionally Blank]

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     The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

CADENCE DESIGN SYSTEMS, INC.

By:
Name:	James J. Cowie
Title:	Senior Vice President and General Counsel

Address:	2655 Seely Avenue, Building 5
San Jose, California 95134
Attention: Office of the General Counsel

INDEMNITEE

By:
Name:	Michael J. Fister
Title:

Address:

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EXHIBIT B
EXECUTIVE TRANSITION AND RELEASE AGREEMENT

EXECUTIVE TRANSITION AND RELEASE AGREEMENT
     This Executive Transition and Release Agreement (this “Agreement”) is entered into between Michael J. Fister (“Executive”) and Cadence Design Systems, Inc., a Delaware corporation (“Cadence” or the “Company”).
     1. TRANSITION COMMENCEMENT DATE. As of ((Transition Commencement Date)) (the “Transition Commencement Date”), Executive will no longer hold the position of President and Chief Executive Officer (“CEO”) and will be relieved of all of Executive’s authority and responsibilities in those positions. Executive will be paid (a) any earned but unpaid base salary for his services as CEO prior to the Transition Commencement Date and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 of Executive’s Employment Agreement with the Company dated as of [                    , 2008] (the “Employment Agreement”); and (b) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates, in each case under this clause (b) as of the Transition Commencement Date. The payment of the foregoing amounts shall be made to Executive by not later than the next regular payroll date following the Transition Commencement Date. As of the first day of the month following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA ). and will not be eligible for a bonus for any services rendered after that date.
     2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence pursuant to this Agreement terminates the “Transition Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Transition Termination Date will be the earliest to occur of:
     a. the date on which Executive provides Cadence with his written resignation from his employment with Cadence pursuant to this Agreement;
     b. the date on which Cadence terminates Executive’s employment due to a material breach by Executive of his duties or obligations under paragraph 3(b), 3(c) or 3(e) of this Agreement, after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or
     (c) one year from the Transition Commencement Date.
     3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.
     a. During the Transition Period, Executive will assume the position of ((New position Title)). In this position, Executive will render those services requested by Cadence’s ((Management Representative)) on an as-needed basis. Executive’s time rendering those services is not expected to exceed twenty (20) hours per month. Executive shall not be required to perform those services on the Company’s premises and shall instead be permitted to perform those services at a location determined by Executive. Except as otherwise provided in paragraph

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3(h) of this Agreement, Executive’s obligations hereunder will not preclude Executive from accepting and holding full-time employment elsewhere. Neither party expects that Executive will resume employment with Cadence in the future at a level that exceeds the level set forth in this Section 3(a) and it is the parties’ intent that Executive will have experienced a “separation from service” as defined under Section 409A of the Code as of the Transition Commencement Date.
     b. As a Cadence ((New position)), as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would he virtually impossible for Executive to work as an employee, consultant or advisor in any business in which Cadence engages on the Transition Commencement Date, including the electronic design automation (“EDA”) industry, without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person or successor thereto that (i) is engaged in any business in which Cadence or any of its affiliates is engaged on the Transition Commencement Date or has been engaged at any time during the 12-month period immediately preceding the Transition Commencement Date, whether in the EDA industry or otherwise, anywhere in the world (a “Cadence Business”), or (ii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with Cadence or any of its affiliates. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If Executive receives an offer of employment or consulting from any person or entity that engages in whole or in part in a Cadence Business during the Transition Period, then Executive must first obtain written approval from Cadence’s then Chairperson of the Board before accepting said offer.
     c. During the Transition Period, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, recruiting, attempting to recruit, soliciting or attempting to solicit or participating in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client,

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customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence). The restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Transition Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information and Inventions Agreement, dated as of May 12, 2004.
     d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees.
     e. Executive will not make any statement, written or oral, that disparages Cadence or and of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers or directors, past, present or future. Similarly, Cadence agrees to instruct its executive officers and members of the Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
     f. Notwithstanding paragraph 9 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.
     4. TRANSITION COMPENSATION AND BENEFITS. In consideration for Executive’s execution and delivery of an effective release of claims as set forth in this Agreement and as compensation for Executive’s services during the Transition Period, Cadence will provide the following payments and benefits to Executive (to which Executive would not otherwise be entitled), after Executive has returned to the Company all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control during his period of employment as CEO, as well as all other Company-owned property then in his possession, except to the extent retained pursuant to Section 7 of the Employment Agreement:
     a. provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence due to a breach by Executive of Executive’s duties under this Agreement, a monthly salary commencing on the first pay date following the date that is six months after the Transition Commencement Date of $4,000 less applicable tax withholdings and deductions, payable for a period of six months, in accordance with Cadence’s regular payroll schedule;
     b. all of the unvested equity compensation awards (including stock options, restricted stock and restricted stock units) that are not performance-based within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), that are outstanding and held by Executive on the Transition Commencement Date and that would have

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vested over the twenty-four (24) months following the date of termination had Executive continued to serve as CEO under his Employment Agreement during that period shall immediately vest and become exercisable in full on the Effective Date of this Agreement, and there shall be no further vesting of those equity compensation awards during or after the Transition Period except as otherwise provided by paragraph 6 hereof. Provided Executive continues in employment under this Agreement through the end of the applicable performance period, unvested equity compensation awards that are performance-based within the meaning of Section 162(m) of the Code and that are outstanding and held by Executive on the Transition Commencement Date shall continue to vest through the end of the applicable performance period, but only to the extent justified by the satisfaction of the performance goals prescribed for such equity awards. Upon the conclusion of the performance period, such awards shall immediately vest to the extent they would have vested over the twenty-four (24) months following the date of termination had Executive continued to serve as an executive of the Company pursuant to his Employment Agreement, and there shall be no further vesting of such awards during or after the Transition Period except as otherwise provided by paragraph 6 hereof. Any acceleration pursuant to this paragraph 4(b) will have no effect on any other provisions of the stock awards;
     c. Executive’s employment pursuant to this Agreement shall be considered a continuation of employee status and continuous service for all purposes under, but only under, any equity compensation awards previously granted to Executive by the Company and outstanding on the Transition Commencement Date; and
     d. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay the COBRA premiums for Executive and his qualified beneficiaries during the Transition Period.
     Except as so provided or as otherwise set forth in paragraph 6 hereof, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period.
     5. TERMINATION PAYMENTS AND BENEFITS; REFUND OF PAYMENTS.
     a. Provided that Executive does not resign from employment with Cadence under this Agreement and Cadence does not terminate Executive’s employment with Cadence due to a material breach by Executive of Executive’s duties under this Agreement, and in consideration for Executive’s execution and acceptance of and adherence to this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto on a date that is at least six months after the Transition Commencement Date, Cadence will provide to Executive the following termination payments and benefits to which Executive would not otherwise be entitled, in each case, so long as the revocation period of the Release of Claims (as defined in that document) has expired prior to the date of payment:
          i. a lump-sum payment of $                     [amount equal to 300% of Executive’s annual Base Salary at the highest rate in effect during Executive’s employment with

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the Company], less applicable tax deductions and withholdings; payable on the thirtieth (30th) day following the date that is six months after the Transition Commencement Date (the “Initial Payment Date”); and
          ii. commencing on the first payroll date coincident with or following the Initial Payment Date and continuing on each payroll date thereafter until the Transition Termination Date, $                     [amount equal to 100% of Executive’s annual Base Salary at the highest rate in effect during Executive’s employment as CEO], less applicable tax deductions and withholdings, payable in equal pro rata installments on each such payroll date, provided that the final payment shall be contingent upon Executive’s further execution and delivery of an effective Release of Claims in the form of Attachment 2 to this Agreement and the expiration of the revocation period of the Release of Claims (as defined in that document); provided, further, that the Company shall have no further obligation to make any monthly installments after the Transition Termination Date should such date occur pursuant to paragraph 2(a) or 2(b) hereof, and provided, further, if the Transition Termination Date should occur pursuant to paragraph 2(b) hereof, Executive shall promptly refund to the Company any and all amounts theretofore paid to Executive pursuant to paragraphs 5(a)(i) and 5(a)(ii) hereof, with interest on any such amounts of eight percent per annum, compounded monthly.
     b. Notwithstanding anything in this Agreement to the contrary, Section 9.16 of the Employment Agreement is hereby incorporated by reference in its entirety.
     6. CHANGE IN CONTROL. If this Agreement is executed by Executive in connection with his termination without Cause (as defined in the Employment Agreement) or Constructive Termination (as defined in the Employment Agreement) occurring within thirteen (13) months following a Change in Control (as defined in the Employment Agreement) or if a Change in Control occurs within three months (3) following his termination without Cause or Constructive Termination, in which case the Company shall promptly notify Executive of the occurrence of such Change in Control, then:
     a. The amount of vesting acceleration set forth in Section 4.5(a)(3) of the Employment Agreement shall apply in lieu of the amount of vesting acceleration set forth in paragraph 4(h) of this Agreement; and
     b. The amount of cash set forth in Sections 4.5(a)(1) and 4.5(a)(2) of the Employment Agreement shall apply in lieu of the amounts set forth, respectively, in paragraphs 5(a)(i) and 5(a)(ii) of this Agreement.
For the avoidance of doubt, if this Agreement has already been executed by Executive and Cadence and within three (3) months following the Transition Commencement Date a Change in Control occurs (a “Post-Termination Timely Change in Control”), then paragraphs 7(a) and 7(b) of this Agreement shall take effect immediately upon the effectiveness of the Post-Termination Timely Change in Control.
     7. GENERAL RELEASE OF CLAIMS.
     a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of

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action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive served as CEO The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state. federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
          i. any amounts or benefits to which Executive is or becomes entitled pursuant to the provisions of this Agreement (including, without limitation, paragraphs 1, 4. 5 and 6 hereof) or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive’s full-time employment as CEO;
          ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
          iii. claims related to Executive’s COBRA rights;
          iv. any rights that Executive has or may have to be indemnified by the Company pursuant to any contract, statute or common law principle; and
          v. any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.
     b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
     c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 7.
     d. Executive intends that this release of claims cover all claims subject to this release, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
     8. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement at any time within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to both the General Counsel and the Senior Vice President of Human Resources of Cadence. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.
     9. ARBITRATION. Except as expressly set forth in paragraph 3(g) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS, or in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the clan-nisi in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will he responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), except as provided in paragraph 13 hereof.
     10. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or he construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.

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     11. INTEGRATED AGREEMENT. This Agreement, together with the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive’s full-time employment as CEO, is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by Cadence’s policies while serving as a Cadence employee, including but not limited to Cadence’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct. or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
     12. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein, together with any payments or benefits to which Executive is or may become entitled pursuant to the provisions of the Employment Agreement that survive the termination of Executive’s full-time employment as CEO pursuant to Section 9.9 of the Employment Agreement, are in full satisfaction of all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the Transition Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.
     13. ATTORNEYS’ FEES. In the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive’s employment by Cadence or the termination of Executive’s employment or this Agreement, the prevailing party on the preponderance of the issues resolved in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys’ fees (excluding expert fees and costs).
     14. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     15. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     16. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced; provided however that any amendment to this Agreement that constitutes a subsequent deferral of deferred compensation under Section 409A shall be done in a manner that conforms with the requirements of such statute, and payment of amounts constituting deferred

8

compensation payable hereunder may be accelerated only in accordance with Treas. Reg §1.409A-3(j)(4).
     17. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.
     18. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.
     19. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.
EXECUTION OF AGREEMENT
The parties execute this Agreement to evidence their acceptance of it.

Dated:	Dated:

Michael J. Fister	CADENCE DESIGN SYSTEMS, INC.

By:
Name
Title

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ATTACHMENT 1
RELEASE OF CLAIMS
          1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I ha\ e under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9) of the Employment Agreement to survive the termination of my full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to my COBRA rights;
               iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
               v. any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
     2. I intend that this Release cover all claims described above, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Release, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

1

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
     4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.
Dated:

Print Name

Sign Name

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ATTACHMENT 2
RELEASE OF CLAIMS
          1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however. shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of my full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to my COBRA rights;
               iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
               any other rights or claims that I have or may have that cannot, as a matter of law, be waived.
     2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

1

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
     4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the General Counsel and the executive overseeing Human Resources. This Release will not be final and effective until the expiration of this revocation period.
Dated:

Print Name

Sign Name

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EXHIBIT C
RELEASE AGREEMENT
(DEATH or PERMANENT DISABILITY)

RELEASE AGREEMENT
     1. GENERAL RELEASE OF CLAIMS.
          a. Executive or, in the event of his incapacity due to Permanent Disability as defined in Executive’s Employment Agreement, his legal representative acting on his behalf, or, in the event of his death, his estate, hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Release Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits to which Executive is or becomes entitled pursuant to the provisions of this Release Agreement or pursuant to the provisions designated in Section 9.9 of Executive’s Employment Agreement to survive the termination of Executive’s full-time employment;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to Executive’s COBRA rights;
               iv. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle; and
               v. any other rights or claims that Executive has or may have that cannot, as a matter of law, be waived.
          b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

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          c. Executive acknowledges that the payments provided in his Employment Agreement constitute adequate consideration for this release.
          d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Release Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Release Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
          f. For purposes of this Release Agreement, the term “Executive” shall apply to (i) the individual executive if the Release Agreement is executed by the individual executive or by his legal representative acting on his behalf, or (ii) the individual executive’s estate, as the context requires.
          g. The undersigned represents that he is the individual executive, his legal representative or the executor or administrator of his estate, and that he or it is authorized to bind the individual executive or his estate, as applicable.
     2. REVIEW OF RELEASE AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Release Agreement, although Executive is free to accept this Release Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Release Agreement. If Executive accepts this Release Agreement, Executive will have an additional 7 days from the date that Executive signs this Release Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO. If this 7-day period expires without a timely revocation, this Release Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Release Agreement.
     The undersigned has executed this Release Agreement on this            day of                     ,           .

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EXHIBIT D
LETTER REGARDING EXCISE TAX

[                    ] [__], 2008
Michael J. Fister
[Address]
Dear Michael:
In connection with the employment agreement between you and Cadence Design Systems, Inc. (the “Company”) dated concurrently with this letter (the “Agreement”), pursuant to which a portion of the Termination Benefits you may receive under the Agreement and the Transition Agreement may be reduced pursuant to Section 5 of the Agreement in order to avoid the imposition of an Excise Tax in connection with a Change in Control, you and the Company hereby agree that the order of any reductions shall be as follows:
(a) first, Termination Benefits payable in the form of cash the payment of which are contingent on future events shall be reduced first,
(b) second, Termination Benefits payable in the form of cash that are not contingent shall be reduced next.
(c) third, Termination Benefits consisting of accelerated vesting of property shall be reduced last.
provided that in each case if you are entitled to multiple payments of benefits within a particular category described in (a) – (c), such payments within a particular category shall be reduced in proportion to the amounts thereof, as reasonably determined by the Accountants.
You agree and acknowledge that this letter agreement serves as your written identification of the ordering of benefits reduction for purposes of Section 5 of the Agreement. You and the Company further agree that notwithstanding anything to the contrary in the Agreement, the order of reductions in your Termination Benefits as set forth above may only be amended in a manner that complies with the subsequent deferral election rules of Code Section 409A(a)(4)(C).
In addition, you and the Company agree that in the event you pay the Excise Tax and are entitled to receive the Termination Benefits which were previously reduced, the Company shall pay to yore such benefits in the reverse order of the reductions as set forth in (a) – (c) above.

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Capitalized terms not defined in this letter agreement shall have the meanings ascribed in the Agreement.

Very truly yours Cadence Design Systems, Inc.
By:
James J. Cowie
Sr. VP & General Counsel

ACCEPTED AND AGREED

Michael J. Fister

Signature

Date

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EXHIBIT E
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

CADENCE DESIGN SYSTEMS, INC.
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
(to be signed in conjunction with Employment Agreement)
     In consideration of my employment or continued employment by Cadence Design Systems, Inc. or one of its subsidiaries (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:
1. NONDISCLOSURE
          1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and / or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
          1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of, or acquired by, the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, concepts, test data, formulas, methods, compositions, ideas, algorithms, techniques, developmental or experimental work, improvements and discoveries, (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
          1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
          1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. ASSIGNMENT OF INVENTIONS
          2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
          2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all inventions that 1 have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that

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I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention(s) would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Invention(s) in Exhibit B, but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
          2.3 Assignment of Inventions. Subject to Sections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
          2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a Nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature thereon acknowledges receipt of the notification.
          2.5 Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others, particularly if I commercialize an idea that the Company decided not to pursue. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during my employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.
          2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.
          2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. Section 101).
          2.8 Enforcement of Proprietary Rights. During; and after my employment with the Company, I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason. after reasonable effort to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company as Chief Executive Officer I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company; provided, however, that nothing herein supersedes my rights and obligations under the Transition Agreement (as defined in my Employment Agreement with the Company, effective as of May 12, 2004), if applicable.
5. AT-WILL EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate the employment relationship at any time, for any reason, with or without cause, and with or without notice. I understand that, other than the Company’s Senior Vice President of Organizational Development and Human Resources, no manager, supervisor, employee or any other representative or agent of the Company has the authority to enter into an agreement to the contrary. I further understand that an agreement to the contrary by the Senior Vice President of Organizational Development and Human Resources is not valid unless it has been approved by the Company’s Board of Directors and is in writing.
6. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement, and of my duties as an employee of the Company, does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
7. RETURN OF COMPANY DOCUMENTS AND PROPERTY. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notebooks, notes, memoranda, source code, specifications, devices, formulas, records, manuals, reports and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, that is within my possession, custody or control. Further, upon termination of employment I also will return any and all Company property or equipment in my possession, custody or control. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s agreement regarding termination.
8. NON-PRIVATE NATURE OF COMPANY PROPERTY. I understand that I have no expectation of privacy in the voicemail and electronic mail provided to me by the Company or in any property situated on the Company’s premises and/or owned by the Company, including disks and other storage media, filing cabinets or other work areas. I further understand that such property, including voicemail and electronic mail, is subject to inspection by Company personnel at any time.
9. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
10. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
11. GENERAL PROVISIONS.
     11.1 Governing Laws, Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California; as such laws are applied to agreements entered into and to be performed entirely within California between California residents.
     11.2 Severability. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
     11.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     11.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a wavier of any other right. the Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
     11.5 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions between us, except that the Cadence Code of Conduct and my offer letter, both of which I signed, are incorporated herein. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
     This Agreement shall be effective as of the first day of my employment with the Company, namely:
     I HAVE READ THIS AGREEMENT CAREFULLY AND IN ITS ENTIRETY. I UNDERSTAND ITS TERMS. I HAVE COMPLETELY AND ACCURATELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:

Signature

Michael J. Fister
ACCEPTED AND AGREED TO:
CADENCE DESIGN SYSTEMS, INC.

By:

Title:

Date:
Address: 2655 Seely Avenue, San Jose, CA 95134

EXHIBIT A
LIMITED EXCLUSION NOTIFICATION
          THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;
          (2) Result from any work performed by you for the Company.
          To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
          This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
          I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:
(printed name of employee)

Date:

EXHIBIT B

TO:	Cadence Design Systems, Inc.

FROM:

DATE:

SUBJECT: Previous Inventions
          1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by [Company] (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.
          2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies);

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.